Exhibit 99.2

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH GROUP, INC. ANNOUNCES COMMENCEMENT OF TENDER OFFER FOR ANY AND ALL OF ITS 6.250% SENIOR SECURED NOTES DUE 2024

Tender Offer is part of a Comprehensive Refinancing of Triumph’s Near Term Maturities

BERWYN, PA – February 27, 2023 – Triumph Group, Inc. (NYSE: TGI) (“Triumph” or the “Company”) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding 6.250% Senior Secured Notes due in 2024 (the “Notes”).

Information related to the Notes and the tender offer is set forth in the table below.

Security	CUSIP/ISIN	Outstanding Principal Amount	Tender Offer Consideration(1)	Early Tender Payment(2)	Total Consideration(1)(3)
6.250% Senior Secured Notes due 2024	144A: 896818 AQ4/ US896818AQ45 Regulation S: U8968G AF1/ US896818GAF10 IAI: 896818 AR2 / US896818AR28	$525,000,000	$951.50	$50.00	$1,001.50

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(1) Per $1,000 principal amount of Notes validly tendered and accepted for payment.

(2) Per $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline and accepted for payment.

(3) Includes Tender Offer Consideration and Early Tender Payment.

The tender offer will expire at 5:00 p.m., New York City time, on March 27, 2023, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). Subject to the terms and conditions of the tender offer, holders of Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on March 10, 2023 (such date and time, as it may be extended, the “Early Tender Deadline”) and not validly withdrawn at any time on or prior to 5:00 p.m., New York City time, on March 10, 2023, unless extended (such date and time, as it may be extended, the “Withdrawal Deadline”) will be eligible to receive the Total Consideration set forth in the table above, which includes the Early Tender Payment set forth in the table above. Holders of Notes tendering their Notes after the Early Tender Deadline, but on or prior to the Expiration Time, will only be eligible to receive the Tender Offer Consideration set forth in the table above, which is the Total Consideration less the Early Tender Payment. Triumph may extend the Expiration Time without extending the Early Tender Deadline or the Withdrawal Deadline and may extend the Early Tender Deadline without extending the Expiration Time or Withdrawal Deadline, in each case, except where required by law.

The tender offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the consummation of a financing raising aggregate proceeds from the refinancing of at least $1.2 billion on or prior to the Early Settlement Date (as defined in the Offer to Purchase) on terms reasonably acceptable to the Company in its sole discretion (the “Financing Condition”), and (2) certain general conditions, in each case as described in more detail in the Offer to Purchase. If any of the conditions are not satisfied, the Company may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the tender offer or may otherwise amend the tender offer. As of the date of the consummation of the Financing Transaction, the Company intends to satisfy and discharge any outstanding Notes, and the Company intends to redeem any Notes that are not validly tendered and accepted for purchase pursuant to the tender offer. On the date hereof, Triumph issued a notice of redemption in respect of all of the Notes remaining outstanding following the completion of the tender offer, conditional on the Financing Condition. However, there is no requirement in the Indenture or otherwise that the Company redeem any Notes, and unless redeemed, such Notes will continue to remain outstanding following the tender offer and will continue to be payable in accordance with their terms.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase. Holders are urged to read the Offer to Purchase carefully.

The Company has engaged J.P. Morgan Securities LLC to act as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact J.P. Morgan Securities LLC collect at (212) 834-4087 or toll-free at (866) 834-4666. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (212) 269-5550 (for banks and brokers) or (800) 967-5068 (for noteholders) or by email at tgi@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes or any other securities, and it does not constitute a notice of redemption of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.

About Triumph

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs, and overhauls a broad portfolio of aerospace and defense systems, subsystems, and components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators through the aircraft life cycle.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Notes Offering and the intended use of proceeds, including any redemptions and tender offers. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022, September 30, 2022 and December 31, 2022.

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